                                                                       Exhibit 1

                    Wynnefield Partners Small Cap Value L.P.
                               450 Seventh Avenue
                            New York, New York 10123


                                December 22, 2003


Layne Christensen Company
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
Attn: Steven F. Crooke,
         Vice President, General Counsel and Secretary

         Re: Submission of Shareholder Proposal for Inclusion in 2004 Proxy Statement
                --------------------------------------------------------

Dear Mr. Crooke:

         In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, Wynnefield Partners Small Cap Value L.P. (the "Stockholder") hereby submits a shareholder proposal together with a supporting statement for inclusion in Layne Christensen Company's (the "Corporation") proxy statement for the 2004 annual meeting of stockholders (the "Meeting").

         The Stockholder has continuously held at least $2,000 in market value, or 1%, of the Corporation's securities entitled to be voted on the proposal at the Meeting for at least one year prior to the date hereof. The Stockholder intends to continue to hold the required number of securities through the date of the Meeting. Enclosed herewith, are copies of the Schedule 13G filed by the Stockholder and its affiliates on January 25, 2001 with all amendments thereto and the Schedule 13D filed by the Stockholder and its affiliates on August 22, 2003 with all amendments thereto.

         The Stockholder's proposal and the supporting statement are enclosed herewith. The proposal and the supporting statement combined do not exceed 500 words. The heading appearing at the beginning of the proposal ("Stockholder Proposal to Repeal the Corporation's Staggered Board Structure and Adopt Annual Director Elections") is included in the 500 words and should be included, without change, in the Corporation's proxy statement for the Meeting. Capitalized and bolded words are intended to be so included in the proxy statement for the Meeting.

         A representative of the Stockholder, who is qualified under state law to present the proposal on the Stockholder's behalf, will attend the Meeting to present the proposal.

         We call to your intention, that pursuant to Rule 14a-8(f), the Corporation must notify the undersigned within 14 calendar days of receiving this proposal of any procedural or eligibility deficiencies in the proposal. Additionally, pursuant to Rule 14a-8(m), the Corporation must provide the undersigned with a copy of any statements in opposition to the proposal it intends to include in its proxy statement, generally no later than 30 calendar days before it files definitive copies of its proxy statement and any form of proxy under Rule 14a-6.

                                      Very truly yours,

                                      Wynnefield Partners Small Cap Value L.P.


                                      By:  /s/  Nelson Obus
                                          ----------------------------------
                                      Nelson Obus, Managing Member

                       STOCKHOLDER PROPOSAL TO REPEAL THE
                     CORPORATION'S STAGGERED BOARD STRUCTURE
                       AND ADOPT ANNUAL DIRECTOR ELECTIONS


     WYNNEFIELD PARTNERS SMALL CAP VALUE L.P. INTENDS TO OFFER THE FOLLOWING
                       PROPOSAL FOR ACTION AT THE MEETING.


                                    Proposal

         RESOLVED, that the stockholders of Layne Christensen Company recommend that the board of directors take the necessary steps to amend the Company's Certificate of Incorporation and take such other actions as may be necessary, in compliance with applicable law and its Certificate of Incorporation, to cause all directors to be elected annually and not by classes as is now provided.

                              Supporting Statement

         We hope to eliminate the Company's classified board, whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, stockholders can only vote on one-third of the board at any given time.

         Institutional investors are increasingly calling for the elimination of staggered voting. This position is supported by Institutional Shareholder Services' Proxy Policy Manual, the Council of Institutional Investors' Core Policies, CALPERS' Corporate Governance Guidelines, and numerous other pension funds and institutional investors. CALPERS has been active in submitting shareholder proposals to eliminate staggered boards.

         The election of directors is a primary means for stockholders to influence corporate affairs and exert accountability on directors and management. Classification enables boards to insulate themselves from the consequences of poor performance and limits their accountability to stockholders. Layne has additionally installed many other measures which serve to insulate and entrench the incumbent board and management, including: no cumulative voting, no stockholder action by written consent, no stockholder right to call a special meeting, the takeover restrictions of the Delaware General Corporation Law, supermajority voting requirements to amend various provisions of the Certificate of Incorporation and a harsh "poison pill" shareholder rights plan. The Board has continued to adopt self-protective measures as recently as December 2003, which serve to insulate the board.

         WYNNEFIELD IS ASKING THAT THE BOARD BE DE-CLASSIFIED SO THAT STOCKHOLDERS CAN EXPRESS THEIR JUDGMENT ANNUALLY.

         Wynnefield's goal is to unlock what we view as unrealized stockholder value through the improvement of corporate governance and the implementation of annual director accountability. If the board acts on our proposal, each director would be required to stand for election annually and stockholders will have the opportunity to register their view each year on the performance of the board collectively, and of each director individually.

         Arguments in support of staggered boards relating to "stability" and "prior experience with a company's business" are tenuous. In Wynnefield's opinion, the purported benefits of staggered boards are less about benefit to stockholders and more about maintaining the status quo. Staggered directorships insulate boards and management from the consequences of poor performance by making directional changes in the Company reflecting the will of its owners, the stockholders, much harder to achieve.

         WYNNEFIELD PARTNERS URGES YOU TO JOIN US IN VOTING TO "DE-STAGGER" THE TERMS OF DIRECTORS SO THAT STOCKHOLDERS WILL HAVE THE OPPORTUNITY TO HOLD EVERY DIRECTOR ACCOUNTABLE ANNUALLY. WE URGE YOU TO VOTE FOR THIS PROPOSAL.